EXHIBIT B - MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

Sentinel Pennsylvania Tax-Free Trust - Shareholder Meeting
July 9, 1996

Total share outstanding  2,615,213.558
Total votes present      1,644,475.540 	62.9% of outstanding

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
1.  Election of Trustees

                                                       % of
                              For        Withheld    vote for
R. Borda                 1,537,684.009   35,569.059     93.5%
K. Cohen                 1,542,868.053   30,385.015     93.8%
R. Farman                1,547,926.955   25,326.113     94.1%
J. Feerick               1,543,879.302   29,373.766     93.9%
R. Johannesen            1,547,926.955   25,326.113     94.1%
R. Mathias               1,538,544.551   34,708.513     93.6%
K. Merrill               1,540,609.162 	 32,643.906     93.7%
D. Miller                1,546,610.870   26,642.198     94.0%
S. Reber                 1,547,228.754   26,024.314     94.1%
S. Sterne                1,547,137.551   26,115.517     94.1%

2.  Accountants
                                            % of
                                        outstanding
For                      1,644,475.540      62.9%
Against                          0.000       0.0%
Abstain                          0.000       0.0%
Total                    1,644,475.540

3.  Trust Amendments
                                            % of
                                         outstanding
For                       1,540,866.879      58.9%
Against                      20,766.235       0.8%
Abstain                      82,842.426       3.2%
Total                     1,644,475.540

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